Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

WRITER’S DIRECT DIAL NUMBER

(202) 274-2000

September 9, 2021

Board of Directors

CFSB Bancorp, Inc.

15 Beach Street

Quincy, Massachusetts 02170

Re:    CFSB Bancorp, Inc.

          Common Stock, Par Value $0.01 Per Share

Members of the Board:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale of the shares of common stock, par value $0.01 per share (“Common Stock”), of CFSB Bancorp, Inc. (the “Company”), as well as the registration of participation interests in the Common Stock (“Participation Interests”) to be purchased by the Colonial Federal Savings Bank 401(k) Plan. We have reviewed the Company’s proposed Stock Holding Company Charter and its Registration Statement on Form S-1 (the “Form S-1”), the Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the “Plan”), as well as applicable statutes and regulations governing the Company, the offer and sale of the Common Stock and the registration of the Participation Interests. The opinion expressed below is limited to the banking laws of the United States.

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when issued and sold, and in the case of Colonial Federal Savings Bank Charitable Foundation, Inc., when contributed, in accordance with the Plan, will be legally issued, fully paid and non-assessable. We are also of the opinion that upon the declaration of effectiveness of the Form S-1, the Participation Interests will be validly offered in the manner described in the Form S-1 and will be binding obligations of the Company.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ LUSE GORMAN, PC

LUSE GORMAN, PC